Exhibit 99.1

Becker Professional Review Enters CPE Business

    OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--July 19, 2005--Becker Professional Review, a division of DeVry Inc. (NYSE:DV), today announced that it has entered the continuing professional education
(CPE) business through the acquisition of Gearty CPE by a DeVry Inc. subsidiary. Gearty CPE is a provider of high quality continuing professional education programs and seminars in accounting and finance predominantly serving financial officers and controllers of Fortune 500 companies in the New York/New Jersey metro area. Terms of the acquisition were not disclosed. The acquisition is not expected to have a material financial impact on DeVry's fiscal 2006 earnings.
    "This acquisition complements our existing CPA exam review business as it enables Becker to enter the continuing professional education marketplace and builds upon the Becker franchise," said Thomas J. Vucinic, vice president of DeVry Inc. and general manager of Becker Professional Review. "Combining Becker's highly-regarded brand name and instructional expertise with Gearty's high quality content offers us an excellent opportunity to secure new corporate training business."
    "These training seminars are a win-win for us," said Nick Cyprus, chief accounting officer for Interpublic Group, which has used Gearty CPE in the past. "Not only do we gain expertise on topics that are highly relevant to our business but we have been able to educate our entire accounting staff efficiently and effectively."
    Becker Professional Review is a professional education provider specializing in coursework for accounting and finance certification exams in more than 350 instructor-led classroom locations around the world, as well as via online and CD-ROM delivery. Becker Professional Review operates Becker CPA Review, the global leader in certified public accountant exam review programs. Becker Professional Review also operates the Stalla Review for the CFA Exams, one of the oldest and largest review providers for chartered financial analyst exams. Becker Professional Review is a division of DeVry Inc. (NYSE:DV), which owns and operates DeVry University, Ross University, and Deaconess College of Nursing. DeVry Inc. is based in Oakbrook Terrace, Ill. For more information about Becker CPA, visit http://www.beckerreview.com. For more information about Stalla's CFA review courses, visit http://www.stalla.com.
    Certain statements contained in this release, including those that affect DeVry's expectations or plans, may constitute forward-looking statements pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Potential risks and uncertainties include, but are not limited to, market conditions, dependence on student financial aid, state and provincial approval and licensing requirements, and the other factors detailed in the company's Securities and Exchange Commission filings, including those discussed under the heading "Risk Factors" in the Company's Registration Statement on Form S-3 (No. 333-22457) filed with the SEC.

    CONTACT: DeVry Inc.
             Joan Bates (Investors), 630-574-1949
             or
             Dresner Corporate Services
             Sarah Komuniecki (Media), 312-780-7208